CHAPMAN AND CUTLER
                     111 WEST MONROE STREET
                    CHICAGO, ILLINOIS  60603


                        January 25, 1996


Nike Securities L.P.
1001 Warrenville Road
Lisle, Illinois  60532

The Chase Manhattan Bank
  (National Association)
770 Broadway
New York, New York  10003


     Re:  The First Trust Special Situations Trust, Series 138

Gentlemen:

     We have acted as counsel for Nike Securities L.P., Depositor of The First Trust Special Situations Trust, Series 138 (the "Fund"), in connection with the issuance of units of fractional undivided interests in the Trust of said Fund (the "Trust"), under a Trust Agreement, dated January 25, 1996 (the "Indenture"), between Nike Securities L.P., as Depositor, The Chase Manhattan Bank (National Association), as Trustee and First Trust Advisors L.P., as Evaluator and Portfolio Supervisor.

     In this connection, we have examined the Registration Statement, the form of Prospectus proposed to be filed with the Securities and Exchange Commission, the Indenture and such other instruments and documents we have deemed pertinent. The opinions expressed herein assume that the Trust will be administered, and investments by the Trust from proceeds of subsequent deposits, if any, will be made, in accordance with the terms of the Indenture. The Trust holds both Treasury Obligations and Equity Securities (collectively, the "Securities") as such terms are defined in the Prospectus.

     Based upon the foregoing and upon an investigation of such matters of law as we consider to be applicable, we are of the opinion that, under existing federal income tax law:

           I. Each Trust is not an association taxable as a corporation for Federal income tax purposes; each Unit holder will be treated as the owner of a pro rata portion of the assets of a Trust under the Internal Revenue Code of 1986 (the "Code"); the income of a Trust will be treated as income of the Unit holders thereof under the Code; and an item of income each Trust will have the same character in the hands of a Unit holder as it would have in the hands of each Trustee. Each Unit holder will be considered to have received his pro rata share of income derived from each Trust asset when such income is received by the Trust.

          II. Each Unit holder will have a taxable event when a Trust disposes of a Security (whether by sale, exchange, redemption, or payment at maturity) or upon the sale or liquidation, redemption of Units by such Unit holder. The price a Unit holder pays for his Units is allocated among his pro rata portion of each Security held by a Trust (in proportion to the fair market values thereof on the date the Unit holder purchases his Units) in order to determine his tax basis for his pro rata portion of each Security held by a Trust. The Treasury Obligations are treated as bonds that were originally issued at an original issue discount. Because the Treasury Obligations represent interest in "stripped" U.S. Treasury bonds, a Unit holder's initial cost for his pro rata portion of each Treasury Obligation held by the Growth and Treasury Trust (determined at the time he acquires his Units, in the manner described above) shall be treated as its "purchase price" by the Unit holder. Under the special rules relating to stripped bonds, original issue discount is effectively treated as interest for Federal income tax purposes and the amount of original issue discount in this case is generally the difference between the bond's purchase price and its stated redemption price at maturity. A Unit holder will be required to include in gross income for each taxable year the sum of his daily portions of original issue discount attributable to the Treasury Obligations held by the Growth and Treasury Trust as such original issue discount accrues and will in general be subject to Federal income tax with respect to the total amount of such original issue discount that accrues for such year even though the income is not distributed to the Unit holders during such year to the extent it is greater than or equal to a "de minimis" amount determined under a Treasury Regulation (the "Regulation") issued on December 28, 1992 as described below. To the extent the amount of such discount is less than the respective "de minimis" amount, such discount shall be treated as zero. In general, original issue discount accrues daily under a constant interest rate method which takes into account the semi-annual compounding of accrued interest. In the case of the Treasury Obligations, this method will generally result in an increasing amount of income to the Unit holders each year. For Federal income tax purposes, a Unit holder's pro rata portion of dividends as defined by Section 316 of the Code paid by a corporation with respect to an Equity Security held by a Trust are taxable as ordinary income to the extent of such corporation's current and accumulated "earnings and profits." A Unit holder's pro rata portion of dividends paid on such Equity Security which exceeds such current and accumulated earnings and profits will first reduce a Unit holder's tax basis in such Security and to the extent that such dividends exceed a Unit holder's tax basis in such Security shall be treated as capital gain. In general, any such capital gain will be short term unless a Unit holder has held his units for more than one year.

         III. A Unit holder's portion of gain, if any, upon the sale or redemption of Units or the disposition of Securities held by a Trust will generally be considered a capital gain except in the case of a dealer or a financial institution and will be generally long-term if the Unit holder has held his Units for more than one year. A Unit holder's portion of loss, if any, upon the sale or redemption of Units or the disposition of Securities held by a Trust will generally be considered a capital loss except in the case of a dealer or a financial institution and will be generally long-term if the Unit holder has held his Units for more than one year.

     The Code provides a complex set of rules governing the accrual of original issue discount, including special rules relating to "stripped" debt instruments such as the Treasury Obligations. These rules provide that original issue discount generally accrues on the basis of a constant compound interest rate. Special rules apply if the purchase price of a Treasury Obligation exceeds its original issue price plus the amount of original issue discount which would have previously accrued, based upon its issue price (its "adjusted issue price"). Similarly, these special rules would apply to a Unit holder if the tax basis of his pro rata portion of a Treasury Obligation issued with original issue discount exceeds his pro rata portion of its adjusted issue price. The application of these rules will also vary depending on the value of the Treasury Obligations on the date a Unit holder acquires his Units, and the price a Unit holder pays for his Units. In addition, as discussed above, the Regulation provides that the amount of original issue discount on a stripped bond is considered zero if the actual amount of original issue discount on such stripped bond as determined under
Section 1286 of the Code is less than a "de minimis" amount, which, the Regulation provides, is the product of (i) 0.25 percent of the stated redemption price at maturity and (ii) the number of full years from the date the stripped bond is purchased (determined separately for each new purchaser thereof) to the final maturity date of the bond.
     Each Unit holder's pro rata share of each expense paid by a Trust is deductible by the Unit holder to the same extent as though the expense had been paid directly by him, subject to the following limitation. It should be noted that as a result of the Tax Reform Act of 1986, certain miscellaneous itemized deductions, such as investment expenses, tax return preparation fees and employee business expenses will be deductible by an individual only to the extent they exceed 2% of such individual's adjusted gross income. Unit holders may be required to treat some or all of the expenses of a Trust as miscellaneous itemized deductions subject to this limitation.

     The scope of this opinion is expressly limited to the matters set forth herein, and, except as expressly set forth above, we express no opinion with respect to any other taxes, including state or local taxes or collateral tax consequences with respect to the purchase, ownership and disposition of Units.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-00057) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                    Very truly yours,



                                    CHAPMAN AND CUTLER
EFF/jln